Exhibit 99.1

Contact:	Lorraine D. Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

Security Bank Corporation Announces Suspension of Quarterly Dividends

Macon, GA., August 20, 2008 / Globe Newswire/ — Security Bank Corporation (Nasdaq: SBKC) today announced its Board of Directors has voted to suspend regular quarterly dividends on its common stock effective immediately and also voted to suspend holding company Board of Directors’ fees.

Security Bank Corporation President and Chief Executive Officer Rett Walker stated, “Our Board of Directors remains committed to capital preservation during these times of challenging industry conditions and as a sign of that commitment unanimously elected to forego payment to serve on the board. The decision to suspend dividends was not taken lightly, especially given Security Bank’s history of continuous quarterly dividend payments for over eleven years. However, we believe maintaining a strong capital position is a priority at this time and eliminating our dividend will improve our capital position by conserving approximately $1.0 million of capital per quarter. While this decision is difficult, we believe it is the best course for our shareholders over the long term. Our Board of Directors and Executive Management, who collectively own approximately 30% of Security Bank’s outstanding shares, are firmly committed to grow long-term shareholder value and we expect to resume paying dividends as soon as conditions permit.”

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a multi-bank holding company with assets of $2.9 billion at June 30, 2008. Security Bank Corporation operates six community banks with offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate and development lender and traditional mortgage originator, Security Real Estate Services, Inc., with offices throughout Georgia. Security Bank Corporation common stock is traded on the NASDAQ Global Select Market under the ticker symbol “SBKC.” You may obtain copies of all documents that Security Bank Corporation files with the Securities and Exchange Commission, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents may also be obtained from us without charge by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, attention: Investor Relations.